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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-214409

PROSPECTUS SUPPLEMENT
(To Prospectus dated November 21, 2016)

3,000,000 Shares

Common Stock

              We are offering 3,000,000 shares of our common stock at a public offering price of $41.50 per share. Our common stock is quoted on The Nasdaq Global Market under the symbol "ADMS." On January 23, 2018, the last reported sale price of our common stock was $42.65 per share.

              Our business and an investment in our common stock involve significant risks. These risks are described under the caption "Risk Factors" beginning on page S-10 of this prospectus supplement.

	Per Share	Total
Public offering price	$41.50	$124,500,000
Underwriting discount(1)	$2.49	$7,470,000
Proceeds, before expenses, to Adamas	$39.01	$117,030,000
(1)
See "Underwriting" for additional disclosure regarding underwriting commissions and expenses.

              The underwriters may also purchase up to an additional 450,000 shares of our common stock from us at the public offering price per share, less the underwriting discount, within 30 days from the date of this prospectus supplement.

              Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

              The underwriters expect to deliver the shares through the book-entry facilities of The Depository Trust Company on January 26, 2018.

BofA Merrill Lynch	Leerink Partners	Evercore ISI

The date of this prospectus is January 23, 2018.

ABOUT THIS PROSPECTUS SUPPLEMENT

              This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the common stock we are offering. The second part, the accompanying prospectus dated November 21, 2016, gives more general information about our common stock. You should read this prospectus supplement and the accompanying prospectus, including the information incorporated by reference and any free writing prospectuses we have authorized for use in connection with this offering, in their entirety before making an investment decision.

              We have not, and the underwriters have not, authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus that we have authorized for use in connection with this offering. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. The information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus that we have authorized for use in connection with this offering, including the documents incorporated by reference herein or therein is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our common stock. It is important for you to read and consider all information contained in this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering, including the documents incorporated by reference herein and therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you in the sections entitled "Where You Can Find More Information" and "Incorporation of Certain Information by Reference" in this prospectus supplement and in the accompanying prospectus.

              Unless the context requires otherwise, the words "Adamas," "we," the "company," "us" and "our" refer to Adamas Pharmaceuticals, Inc. and its subsidiaries taken as a whole, and the term "you" refers to a prospective investor.

              This prospectus supplement and the accompanying prospectus, including the information incorporated by reference into this prospectus supplement and the accompanying prospectus, include trademarks, service marks and trade names owned by us or others. The word trademark "Adamas," Adamas Pharmaceuticals, Inc., the Adamas Pharmaceuticals, Inc. logo and all other Adamas product and service names are trademarks of Adamas Pharmaceuticals, Inc. in the United States and in other selected countries. All other trademarks, service marks and trade names included or incorporated by reference in this prospectus supplement and the accompanying prospectus are the property of their respective owners.

S-i

PROSPECTUS SUPPLEMENT SUMMARY

              This summary highlights selected information appearing elsewhere or incorporated by reference in this prospectus supplement and accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering; it may not contain all of the information that is important to you. This prospectus supplement and the accompanying prospectus include information about the shares we are offering as well as information regarding our business and financial data. You should read this prospectus supplement and the accompanying prospectus, including the information incorporated by reference and any free writing prospectuses we have authorized for use in connection with this offering, in their entirety. Investors should carefully consider the information set forth under "Risk Factors" in this prospectus supplement and our Current Report on Form 8-K filed with the Securities and Exchange Commission, or SEC, on January 22, 2018.

Adamas Pharmaceuticals, Inc.

              At Adamas Pharmaceuticals, Inc., we seek to redefine the treatment experience for patients suffering from chronic neurological diseases. Our vision is grand, our goal bold: to create and commercialize a new generation of medicines intended to lessen the burden of disease on patients, caregivers and society. With a new commercial medicine and robust pipeline of investigational programs focused on meaningfully differentiated treatment options for patients, we believe we are well on our way. Our therapeutic targets include a broad range of neurologic diseases, including Parkinson's disease, multiple sclerosis, epilepsy and Alzheimer's disease.

              Our treatment innovations stem from a deep scientific understanding of time-dependent biology—the deliberate mapping of disease patterns and drug activity—along with a goal to meaningfully increase the efficacy of known molecules without compromising tolerability. This approach is designed to ensure that our medicines fit within, rather than define, people's daily lives. Our goal is to develop medicines that are timed for the benefit of patients.

              Our understanding of time-dependent biological processes informs our every innovation, targeting advancement in treatment of chronic neurologic disorders. Our expanding portfolio includes:

Approved Product:

  •
  GOCOVRITM (amantadine) extended release capsules, formerly referred to as ADS-5102, for the treatment of dyskinesia in patients with Parkinson's disease receiving levodopa-based therapy, with or without concomitant dopaminergic medications. GOCOVRI was approved for marketing by the U.S. Food and Drug Administration, or FDA, on August 24, 2017, with seven years of orphan exclusivity and additional patent protections, and we fully launched GOCOVRI with a deployed sales force in January 2018.

Potential Additional Indications for GOCOVRI (amantadine) Extended Release Capsules (ADS-5102):

  •
  ADS-5102 in development for the treatment of walking impairment in patients with multiple sclerosis. We expect the start of our Phase 3 pivotal study in this supplemental indication to occur early in the second quarter of 2018.

  •
  ADS-5102 in research and potential development for additional indications, including the treatment of wearing OFF and delaying motor complications in Parkinson's disease, tardive dyskinesia, Huntington's chorea, Tourette syndrome, and non-motor disorders, including depression, and anti-psychotic induced weight gain. We expect to select additional indications for ADS-5102 by first quarter 2019.

Product Candidates:

  •
  ADS-4101 (lacosamide) modified release capsules in development for the treatment of partial onset seizures in patients with epilepsy. We have requested an end of Phase 2 meeting with the FDA in the first half of 2018, with the start of a Phase 3 pivotal study planned for 2019, depending on FDA feedback.

  •
  Additional product candidates in research based on potential new discoveries in Parkinson's disease, multiple sclerosis, epilepsy, as well as new research programs in psychiatry.

Partnered Products:

  •
  Namzaric® (memantine hydrochloride extended release and donepezil hydrochloride) capsules for the treatment of moderate to severe dementia of an Alzheimer's type, marketed in the United States by Allergan plc under an exclusive license agreement between us and Forest Laboratories Holdings Limited ("Forest"), an indirect wholly-owned subsidiary of Allergan plc.

  •
  Namenda XR® (memantine hydrochloride) extended release capsules for the treatment of moderate to severe dementia of an Alzheimer's type, marketed in the United States by Allergan plc under the Forest license agreement.

              Products in our wholly-owned portfolio, potential additional indications for these products, and our product candidates, are protected by an array of intellectual property, including robust and diversified patent claims, and regulatory exclusivities. For example, GOCOVRI is protected by seven-year orphan drug exclusivity, 3-year new product exclusivity, and issued patents and pending patent applications out to at least 2035.

              We have developed our current portfolio of therapies in a capital efficient manner. As of September 30, 2017, we had raised a total of $201.3 million from equity financings, including $61.8 million in net proceeds raised in January 2016 from the sale of 2,875,000 shares of common stock. We also received $160.0 million in upfront and milestone payments and $4.1 million in development funding from our partnership with Allergan plc. As of September 30, 2017, we had an accumulated deficit of $182.3 million and $130.7 million in cash, cash equivalents, and investments. In May 2017, we entered into a Royalty-Backed Loan, or HCRP Loan, with HealthCare Royalty Partners ("HCRP"). As of September 30, 2017, long-term debt related to our HCRP Loan was $35.4 million. We borrowed an additional $65 million from HCRP in the fourth quarter of 2017, upon FDA's recognition in the FDA's Approved Drug Products with Therapeutic Equivalence Evaluations, also known as the Orange Book, of the 7-year orphan drug exclusivity for GOCOVRI.

Preliminary Financial Data

              As of December 31, 2017, we had approximately $176.4 million in cash, cash equivalents and investments.

              The preliminary financial data included in this Prospectus Supplement has been prepared by, and is the responsibility of, Adamas Pharmaceuticals, Inc's management. PricewaterhouseCoopers LLP has not audited, reviewed, compiled, or performed any procedures with respect to the preliminary financial data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.

Our Market Opportunity

              We estimate that approximately 36 million people in the United States suffer from chronic central nervous system, or CNS, disorders such as Parkinson's disease, multiple sclerosis, epilepsy, psychosis, depression, and Alzheimer's disease. CNS diseases are frequently treated with multiple medications having different mechanisms of action with the goal of maximizing symptomatic benefits for patients. Existing CNS drugs often require frequent dosing and may have tolerability issues that limit the amount of the drug that can be taken each day. We believe that many CNS disorders could be better addressed in individual patients, as well as society as a whole, if drug concentrations (or the pharmacokinetic profiles) were shaped as a function of time and disease activity, to improve treatment efficacy while maintaining tolerability.

Our Strategy

              Our business strategy is to discover, develop, and commercialize clinically differentiated medicines for patients suffering from chronic neurologic disorders, based upon our understanding of time-dependent biology.

Our Portfolio

              The following table summarizes our portfolio:

Approved Product:

    GOCOVRI (formerly referred to as ADS-5102) for the Treatment of Dyskinesia in Patients with Parkinson's Disease

              GOCOVRI TM (amantadine) extended-release capsules is the first and only medicine approved by the FDA for the treatment of dyskinesia in patients with Parkinson's disease receiving levodopa-based therapy, with or without concomitant dopaminergic medications. GOCOVRI, a high-dose, 274-mg amantadine taken once-daily at bedtime that delivers high levels of amantadine in the morning and throughout the day when dyskinesia occurs, was approved by the FDA on August 24, 2017, and was granted seven years of orphan exclusivity upon its approval. GOCOVRI is now available for patients in need, and Adamas is actively educating physicians about the GOCOVRI proven efficacy and safety profile, and promoting to physicians. We made GOCOVRI available for physician and patient use in the fourth quarter of 2017, and commenced the full commercial launch of GOCOVRI in January 2018. In addition to orphan exclusivity that protects GOCOVRI into 2024, issued patents and filed patent applications potentially provide GOCOVRI additional protections through at least 2035.

              Parkinson's disease is a chronic, neurodegenerative disorder affecting close to one million people in the United States. Levodopa, which replaces lost dopamine, is considered the "gold standard" and the most effective therapy for Parkinson's disease. Over time, people with Parkinson's disease require increasingly higher or more frequent doses of levodopa to avoid recurrent periods of OFF time—characterized by slowness of movement, rigidity, impaired walking, tremors, and postural instability—when the underlying symptoms of Parkinson's disease return. At this stage of the Parkinson's disease journey, it is characterized by an over-activated glutamate system, which leads to the symptoms of dyskinesia and OFF time. Accordingly, as Parkinson's disease progresses, approximately 90 percent of people on levodopa therapy will experience dyskinesia, which is characterized by involuntary movements that are non-rhythmic, purposeless and unpredictable, impacting peoples' daily lives. Of the 400,000 Parkinson's disease patients in the United States with motor complications, approximately 150,000 to 200,000 suffer with dyskinesia.

              In a robust clinical program consisting of three randomized, placebo-controlled studies and a two-year, ongoing, open label safety study, GOCOVRI demonstrated a durable reduction in dyskinesia and secondarily in OFF time in people with Parkinson's disease. Specifically, the pooled data analysis from the two positive, Phase 3 pivotal trials of GOCOVRI demonstrates:

  •
  A 41% reduction in dyskinesia as measured on the Unified Dyskinesia Rating Scale total score, compared to 14% for placebo at week 12;

  •
  A reduction in OFF time of approximately one hour per day (placebo adjusted); and

  •
  An increase of approximately 4.0 hours in functional time daily (or ON time without troublesome dyskinesia).

              The most common adverse reactions with GOCOVRI were hallucinations, dizziness, dry mouth, peripheral edema, constipation, falls and orthostatic hypotension. Warnings and precautions with GOCOVRI include falling asleep during activities of daily living, suicidality and depression, orthostatic hypertension/dizziness, and hallucinations/psychotic behavior.

              In addition, the ongoing open label safety study of GOCOVRI has demonstrated the long-term durability and safety of GOCOVRI out to 88 weeks, and a significant improvement in patients in the study who were switched from amantadine immediate release treatment to GOCOVRI. We expect the final results of the two-year open label safety study to be reported mid-year in 2018.

              As of December 31, 2017, after being available for a little over two months for physician and patient use without sales-based promotional efforts by us, 100 distinct prescribers had prescribed GOCOVRI for Parkinson's disease patients with dyskinesia. This early reception of GOCOVRI by physicians is consistent with our market research indicating that GOCOVRI would be well-received by physicians, patients and payers. In that research, almost 60% of physicians agree that "efficacy in reducing dyskinesia" was the most important unmet need for dyskinesia treatment. On January 8, 2018, we deployed our field sales team of 59 experienced neurology account specialists specifically to drive awareness and promote GOCOVRI to approximately 6,500 physicians who treat Parkinson's disease patients. Our sales team will be educating physicians about appropriate use of GOCOVRI using marketing materials developed with feedback from experts in the Parkinson's disease community, as well as the published, peer reviewed scientific articles reporting the data from our two pivotal Phase 3 studies of GOCOVRI.

              Additionally, while GOCOVRI faces similar launch challenges as any newly approved medicine with a new indication, we are pleased with the payer response to GOCOVRI's availability since October 2017 at a list price of $28,500 per year. Patients have quickly gained access to GOCOVRI through payers' interim coverage processes for new-to-market products. We have made clinical presentations to the ten top payers who account for 70% of carbidopa/levodopa prescriptions. To date, four of the top ten payers have made affirmative coverage determinations for their commercial lives, and we currently anticipate broad coverage. These coverage determinations provide access to patients consistent with our package insert. To further facilitate patient access, in October 2017, we launched GOCOVRI Onboard, a patient services program. GOCOVRI Onboard provides reimbursement assistance as well as a Quick Start program that offers eligible patients a supply of GOCOVRI within days of receiving a prescription, while insurance coverage is being adjudicated; a co-pay assistance program for commercially insured patients, to ensure that they pay no more than $20 per prescription; a patient assistance program for under insured or non-insured patients; and the provision of information for government insured patients about available programs to assist with their out of pocket costs.

Potential Additional Indications for GOCOVRI (amantadine) extended release capsules (formerly ADS-5102):

    ADS-5102 in Development for the Treatment of Walking Impairment in Patients with Multiple Sclerosis

              ADS-5102, a high-dose amantadine investigational agent taken once-daily at bedtime, was designed to provide a slow initial rate-of-rise in drug concentrations and a delayed time to the maximum concentration. Symptomology of multiple sclerosis walking impairment, or MS Walking, has been associated with dysregulation of the NMDA receptor/glutamate signaling, as has been reported in Parkinson's disease. Symptoms, therefore, may be improved by modulating over-activated NMDA receptor/glutamate signaling. These symptoms are present during waking hours, not while the individual is asleep. As a result, an effective treatment should provide relief beginning in the morning, and be sustained throughout the day, while not disrupting sleep.

              Walking impairment affects a majority of the approximately 400,000 multiple sclerosis patients in the United States. MS Walking remains an area of high unmet need, even though there is one approved product on the market for the indication. Our market research suggests that a high proportion of multiple sclerosis patients develop walking impairment, significantly impacting both quality of life and independence. Additionally, physician satisfaction with current treatment options is low, and payers find current treatment to be inappropriate for newly diagnosed patients and effective only in a minority of patients.

              We plan to initiate a Phase 3 study of ADS-5102 for patients with MS Walking early in the second quarter of 2018, based on the feedback we received from our End-of-Phase 2 meeting with the FDA. Our Phase 2, 4-week proof-of-concept study showed a significant benefit in walking speed versus placebo on both mean value and the proportion of participants with a clinically significant 17% improvement. The results for timed-up-and-go (TUG) and 2-minute walking test (2MWT) also suggested benefit on other aspects of mobility and walking.

              Our Phase 3 program is planned to consist of two Phase 3 studies, a pivotal efficacy and safety study, and an open label safety study. We are also completing non-clinical studies to support the approval in this multiple sclerosis population. If the first pivotal Phase 3 study is successful, we intend to meet with the FDA to confirm the filing requirements for this supplemental NDA.

              GOCOVRI (ADS-5102) in Research and Potential Development for Additional Indications

              We are continuing to review the results of preclinical studies, clinical trials, and case reports published in peer reviewed medical journals to evaluate additional potential indications for ADS-5102, including the treatment of wearing OFF and delaying motor complications in Parkinson's disease, tardive dyskinesia, Huntington's chorea, Tourette syndrome, and non-motor disorders, including depression, and anti-psychotic induced weight gain. We expect to select additional indications for ADS-5102 by the first quarter of 2019.

Product Candidates:

              ADS-4101 in Development for the Treatment of Partial Onset Seizures in Patients with Epilepsy

              ADS-4101 is an investigational high-dose, modified release lacosamide capsule, taken once-daily at bedtime. Lacosamide is an anti-epilepsy active ingredient previously approved by the FDA and currently marketed by UCB SA/NV as VIMPAT® (lacosamide). Based upon the patents and regulatory exclusivities listed in the FDA's Approved Drug Products with Therapeutic Equivalence Evaluations, also known as the Orange Book, it is estimated that VIMPAT will lose patent exclusivity in 2022. ADS-4101 was designed to temper the initial rate-of-rise in lacosamide concentrations, potentially improving the adverse event profile and dose limitations due to dizziness following administration of VIMPAT.

              Epilepsy affects an estimated three million Americans, of which approximately 2/3 have partial onset seizures. Of those people with partial onset seizures, about 30% of patients have poor seizure control with current anti-epilepsy drugs. There are limited data on the temporal distribution of seizures over the 24-hour day; however, published studies suggest that seizures occur in a diurnal pattern, characterized by a peak between 11 a.m. and 5 p.m. and lowest between 11 p.m and 5 a.m. Thus, by matching the timing pattern of seizures to the concentration of the anti-epileptic drug, with a higher drug concentration during the day and lower drug concentration during the night, ADS-4101 may enable improved seizure control for adults with epilepsy in the United States.

              We have completed two Phase 1 studies of ADS-4101 in healthy volunteers. The Phase 1a study showed that a single 400 mg dose of ADS-4101 was better tolerated compared to the equivalent dose of VIMPAT immediate release tablets. The data also demonstrated that ADS-4101 exhibited the desired pharmacokinetic properties, namely a reduced rate of initial rise and delayed time to maximum drug concentration appropriate for bedtime dosing. The recently completed and reported results of a multi-dose Phase 1b study demonstrated that a 600mg dose of ADS-4101, taken once-nightly, provided a 1.5 to 2.5-fold increase in average lacosamide concentrations throughout the day compared to the maximum approved daily dose of 400 mg, taken as 200 mg twice-daily (BID), of VIMPAT immediate release tablets in healthy volunteers, with comparable tolerability.

              We expect to meet with the FDA in an End-of-Phase 2 meeting regarding our planned Phase 3, pivotal program for ADS-4101 in the first half of 2018. Our proposed clinical development program includes two Phase 3 studies: a robust pivotal study comparing 400 mg and 600 mg of ADS-4101 to placebo, as well as the active comparator, VIMPAT, and an open-label extension study. Subject to the feedback from the FDA, we anticipate that the Phase 3 study would enroll starting in 2019 and complete enrollment in 2020. The timing of the ADS-4101 clinical development program and its potential approval in the United States is planned to allow us to optimize ADS-4101's intellectual property protections and market opportunity.

              New Product Discovery—Advancing the Product Pipeline

              We continue to apply our "time-dependent biology"'approach to identify CNS diseases for which we can drive significant improvements in efficacy without compromising tolerability. Research programs underway include:

  •
  Additional programs in epilepsy, based upon our seizure profile discoveries;

  •
  New programs in psychiatry;

  •
  Additional Parkinson's products, alone and potentially in combination with ADS-5102; and

  •
  Additional Multiple sclerosis products, alone and potentially in combination with ADS-5102.

  •
  We anticipate conducting four to five discovery projects per year, with the goal to nominate one additional clinical development program per year.

Partnered Products:

    Namzaric® and Namenda XR® for the Treatment of Moderate to Severe Dementia of an Alzheimer's Type

              Namzaric (memantine hydrochloride extended release and donepezil hydrochloride) capsules and Namenda XR (memantine hydrochloride) extended release capsules are two commercially available medicines, which are currently marketed by Forest, an indirect wholly-owned subsidiary of Allergan plc, in the United States for the treatment of moderate to severe Alzheimer's disease. Although we are eligible to receive royalties on net sales of Namenda XR beginning in June 2018, we do not expect to receive such royalties because of the potential entry of generic versions Namenda XR. We are eligible to receive royalties on net sales of Namzaric beginning in May of 2020.

Upcoming Milestones

              We expect the following milestones to occur over the next two years:

    GOCOVRITM

  •
  Providing updates on our commercial progress with GOCOVRI quarterly;

  •
  Presenting data at key annual scientific meetings, including the American Academy of Neurology Annual (AAN), Movement Disorder Society (MDS), as well as publishing additional preclinical, Phase 1 and Phase 3 results for GOCOVRI; and

  •
  Reporting final EASE LID 2 Phase 3 open-label safety and efficacy data.

    ADS-5102 (GOCOVRI)

  •
  Starting first Phase 3 study in MS Walking in early second quarter 2018;

  •
  Starting an open-label safety and efficacy study by fourth quarter 2018;

  •
  Completing enrollments in a first Phase 3 study in MS Walking by the second half of 2019; and

  •
  Advancing additional indications for ADS-5102 by first quarter 2019.

    ADS-4101

  •
  Conducting an End of Phase 2 meeting with the FDA in the first half of 2018; and

  •
  Enrolling in Phase 3 study patients with partial onset seizures with epilespy in 2019-2020 (pending FDA feedback).

    New Product Development

  •
  Advancing two research programs into clinical development by the second half of 2020.

Risk Factors

              Our business is subject to numerous risks and uncertainties related to the development and commercialization of our approved products, supplemental indications and product candidates, our reliance on third parties, the operation of our business, our intellectual property, government regulation and this offering and ownership of our common stock. These risks include those highlighted in the section entitled "Risk Factors" immediately following this prospectus supplement summary, and the documents incorporated by reference herein, including the following:

  •
  Our success depends heavily on commercial adoption of GOCOVRI for the treatment of dyskinesia in patients with Parkinson's disease receiving levodopa-based therapy, with or without concomitant dopaminergic medications;

  •
  GOCOVRI may fail to achieve the degree of market acceptance by physicians, patients, healthcare payers, and others in the medical community necessary for commercial success, negatively impacting our business;

  •
  We currently have only limited commercial experience, capabilities and resources, and if we are unable to develop and retain commercial capabilities and resources, we will not be successful in commercializing GOCOVRI;

  •
  Failure to successfully obtain coverage and reimbursement of GOCOVRI in the United States, or availability of coverage and reimbursement only at limited levels, would diminish our ability to generate product revenue;

  •
  We rely on single source third-party contract manufacturing and active ingredient supply organizations for the manufacture and supply of GOCOVRI and ADS-4101 and active drug substances for that product and product candidate; and if one of our suppliers or manufacturers fails to perform adequately or fulfill our needs, our business could be harmed;

  •
  If we are unable to contract or continue to contract with our suppliers, we may incur supply delays in commercialization or our clinical development programs and/or be required to incur significant costs and devote significant efforts to find new suppliers or manufacturers and qualify them;

  •
  Our future success depends on the commercialization of GOCOVRI, as well as the development and successful commercialization of ADS-5102 (GOCOVRI) for indications other than dyskinesia in Parkinson's disease, and for ADS-4101, and if we are unable to achieve regulatory approvals and successfully commercialize one or more of our product candidates or if we experience significant delays in doing so, our business will be materially harmed;

  •
  We have outstanding debt backed by two of our principal assets, GOCOVRI and royalties we may receive on Namzaric, and failure by us or our royalty subsidiary to fulfill our obligations under the applicable loan agreements may cause the repayment obligations to accelerate; and

  •
  Our ability to commercialize successfully our products and product candidates may be materially adversely affected if we are unable to obtain and maintain effective intellectual property protections for our product and product candidates.

Corporate Information

              We were incorporated in Delaware in November 2000 under the name NeuroMolecular, Inc. In December 2004, we changed our name to NeuroMolecular Pharmaceuticals, Inc., and in July 2007 we changed our name to Adamas Pharmaceuticals, Inc. Our principal executive offices are located at 1900 Powell Street, Suite 750, Emeryville, California 94608, and our telephone number is (510) 450-3500. Our website address is www.adamaspharma.com. The information contained on our website is not incorporated by reference into this prospectus supplement or related prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus supplement or related prospectus or in deciding whether to purchase our common stock.

 The Offering

Common stock offered by Adamas	3,000,000 shares
Common stock to be outstanding after the offering	25,716,277 shares
Underwriters' option to purchase additional shares

The underwriters have an option to purchase up to 450,000 additional shares of our common stock from us, which they may exercise, in whole or in part, for a period of 30 days from the date of this prospectus supplement.

Use of proceeds

We currently expect to use the net proceeds from this offering for the advancement of research and development programs, including ADS -5102 in additional indications beyond MS Walking, ADS-4101 in epilepsy, and new product discovery, and for capital expenditures, working capital and general corporate purposes.

Risk factors

See "Risk Factors" beginning on page S-10 and incorporated by reference from our Current Report on Form 8-K filed with the SEC on January 22, 2018, for a discussion of factors you should consider before buying shares of our common stock.

Nasdaq Global Market Symbol	"ADMS"

              The number of shares of common stock to be outstanding after the offering is based on the number of shares outstanding as of September 30, 2017. As of that date, we had 22,716,277 shares of common stock outstanding, excluding:

  •
  5,555,264 shares issuable upon the exercise of outstanding stock options at a weighted average exercise price of $11.32 per share;

  •
  371,550 shares issuable upon the vesting of restricted stock units; and

  •
  2,848,399 additional shares reserved for future issuance under our equity incentive plans, including our employee stock purchase plan.

              Unless otherwise noted, the information in this prospectus supplement reflects and assumes the following:

  •
  no exercise of outstanding options or vesting of restricted stock units subsequent to September 30, 2017; and

  •
  no exercise of the underwriters' option to purchase additional shares of our common stock.

RISK FACTORS

              Investing in our securities involves significant risks, some of which are described below. You should carefully consider the following risks, the risks described in our Current Report on Form 8-K filed with the SEC on January 22, 2018, as well as other information in this prospectus supplement and the accompanying prospectus, including information incorporated by reference herein and therein, and any free writing prospectus that we have authorized for use in connection with this offering, before deciding whether to invest in our securities. The occurrence of any of the events or developments described below could materially and adversely affect our business, financial condition, results of operations and growth prospects. In such an event, the market price of our securities could decline, and you may lose all or part of your investment in our securities. Additional risks and uncertainties not currently known to us or that we currently deem immaterial also may impair our business operations. Some statements in this prospectus supplement, including statements in the following risk factors, constitute forward-looking statements. See "Special Note Regarding Forward-Looking Statements."

Risks Related to this Offering

Purchasers in this offering will incur immediate and substantial dilution in the book value of their investment as a result of this offering.

              If you purchase common stock in this offering, you will incur immediate and substantial dilution, representing the difference between the public offering price per share and our as adjusted net tangible book value per share after giving effect to this offering. Moreover, we issued options in the past that allow their holders to acquire common stock at prices significantly below the public offering price. As of September 30, 2017, there were 5,555,264 shares subject to outstanding options with a weighted-average exercise price of $11.32 per share, and restricted stock units to acquire 371,550 shares of our common stock. To the extent that these outstanding options are ultimately exercised, or restricted stock units vest, you will experience further dilution.

We will have broad discretion in the use of proceeds from this offering and may invest or spend the proceeds in ways with which you do not agree and in ways that may not yield a return.

              We will have broad discretion over the use of proceeds from this offering. You may not agree with our decisions, and our use of the proceeds may not yield any return on your investment in us. Our failure to apply the net proceeds of this offering effectively could result in financial losses that could materially impair our ability to pursue our growth strategy, cause the price of our common stock to decline, delay development of our product candidates, or require us to raise additional capital.

Sales of substantial amounts of our common stock in the public markets, or the perception that such sales might occur, could cause the market price of our common stock to drop significantly, even if our business is doing well.

              Sales of a substantial number of shares of our common stock in the public market could occur at any time. If our stockholders sell, or the market perceives that our stockholders intend to sell, substantial amounts of our common stock in the public market following this offering, the market price of our common stock could decline significantly.

              Substantially all of our outstanding common stock is eligible for immediate resale in the public market. In connection with this offering, we, all of our directors and executive officers and certain of our other stockholders have agreed not to sell, dispose of, or hedge any common stock or securities convertible into or exchangeable for shares of common stock, such as stock options, during the period from the date of this prospectus supplement continuing through and including the date 90 days after the date of this prospectus supplement, subject to certain exceptions as described in further detail under the section of this prospectus supplement titled "Underwriting."

              On May 11, 2017, we entered into a Sales Agreement with Cowen and Company, LLC under which we may offer and sell our common stock having aggregate sales proceeds of up to $50 million from time to time through Cowen and Company, LLC as our sales agent. As of January 23, 2018, we have not made any sales under this agreement. In connection with this offering, we have agreed not to utilize the Sales Agreement from the date of this prospectus supplement continuing through and including the date 90 days after the date of this prospectus supplement.

              Certain holders of shares of our common stock are entitled to certain rights with respect to the registration of their shares under the Securities Act of 1933, as amended, or the Securities Act. Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act. Any sales of securities by these stockholders could have a material adverse effect on the trading price of our common stock.

 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

              Some of the statements in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference, and any free writing prospectus that we have authorized for use in connection with this offering are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding potential future events or results, including statements regarding our future results of operations and financial position, business and partnering strategy, prospective products, product candidates and indications, potential market penetration of GOCOVRI, regulatory submissions and approvals, ability to commercialize our products and product candidates, research, clinical and development plans, timing, and costs, and likelihood of success, plans and objectives of management for future operations, the potential receipt of any royalty payments, our ability to obtain and maintain intellectual property protection for our products and product candidates, and future results of current and anticipated products and product candidates, are forward-looking statements. Words such as "planned," "will," "may," "expect," and similar expressions are intended to identify these forward-looking statements. These statements involve known and unknown risks, uncertainties, and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. Risks and uncertainties that could cause actual results to differ from those expressed include those discussed under the caption "Risk Factors" beginning on page S-10 of this prospectus supplement, in our Current Report on Form 8-K filed with the SEC on January 22, 2018, in the other documents incorporated by reference, in any free writing prospectus that we have authorized for use in connection with this offering or as a result of other circumstances beyond our control. The forward-looking statements made in this prospectus supplement, the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering speak only as of the date on which the statements are made.

 USE OF PROCEEDS

              Based upon the public offering price of $41.50 per share, we estimate that the net proceeds from the sale of the 3,000,000 shares of common stock we are offering will be approximately $116.5 million, after deducting the underwriting discount and estimated offering expenses payable by us. If the underwriters exercise in full their option to purchase additional shares, we estimate that the net proceeds to us will be approximately $134.1 million.

              We will retain broad discretion over the use of the net proceeds from this offering. We currently expect to use the net proceeds from this offering for the advancement of research and development programs, including ADS-5102 in additional indications beyond MS Walking, ADS-4101 in epilepsy, and new product discovery, and for capital expenditures, working capital and general corporate purposes.

 CAPITALIZATION

              The following table sets forth our capitalization as of September 30, 2017:

  •
  on an actual basis; and

  •
  on an as adjusted basis to give effect to the receipt of the estimated net proceeds of $116.5 million from the sale of the common stock in this offering (assuming no exercise of the underwriters' option to purchase additional shares) at the public offering price of $41.50 per share, after deducting the underwriting discount and estimated offering expenses payable by us as described under "Use of Proceeds."

              You should read the data set forth in the table below in conjunction with (a) our consolidated financial statements, including the related notes, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" from our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and (b) our condensed consolidated financial statements, including the related notes, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" from our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017, which are incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of September 30, 2017
(In thousands, except share and per share amounts)	Actual	As Adjusted(1)
Cash, cash equivalents and available-for-sale securities(2)	$130,730	$247,260

Long-term debt(2)	$35,408	$35,408
Stockholders' equity:
Common stock, par value of $0.001 per share, 100,000,000 shares authorized; 22,716,277 shares issued and outstanding, actual, 25,716,277 shares issued and outstanding as adjusted(3)	27	30
Additional paid-in capital	268,305	384,832
Accumulated other comprehensive loss	(112)	(112)
Accumulated deficit	(182,342)	(182,342)

Total stockholders' equity	85,878	202,408

Total capitalization	$121,286	$237,816

(1)
As adjusted to reflect the sale of the 3,000,000 shares being offered in this offering and the receipt of the estimated net proceeds of $116.5 million from the sale of these shares at the public offering price of $41.50 per share and after deducting the underwriting discount and estimated offering expenses payable by us.
(2)
Does not give effect to an additional $65 million borrowed under the HCRP facility in the fourth quarter of 2017, upon the FDA's inclusion in the Orange Book of GOCOVRI's 7-year orphan drug exclusivity.
(3)
The common stock shown as issued and outstanding in the table above is based on 22,716,277 shares of common stock outstanding as of September 30, 2017, and excludes, as of September 30, 2017: (i) 5,555,264 shares issuable upon the exercise of outstanding stock options at a weighted average exercise price of $11.32 per share; (ii) 371,550 shares issuable upon the vesting of restricted stock units; and (iii) 2,848,399 additional shares reserved for future issuance under our equity incentive plans, including our employee stock purchase plan.

 DILUTION

              If you invest in our securities, your interest will be diluted by an amount equal to the difference between the public offering price and the net tangible book value per share of our common stock after this offering. We calculate net tangible book value per share by dividing our net tangible book value (total assets less intangible assets and total liabilities) by the number of outstanding shares of common stock.

              Our historical net tangible book value at September 30, 2017, was approximately $85.9 million, or approximately $3.78 per share of common stock. After giving effect to the sale of 3,000,000 shares of common stock, and our receipt of the expected net proceeds from the sale of those shares after deducting underwriting discounts and commissions and estimated expenses payable by us, our as adjusted net tangible book value at September 30, 2017, would have been approximately $202.4 million, or approximately $7.87 per share. This represents an immediate increase in as-adjusted net tangible book value of approximately $4.09 per share to existing stockholders and immediate dilution of approximately $33.63 per share to new investors purchasing common stock in this offering. The following table illustrates this per share dilution:

Public offering price per share		$41.50
Historical net tangible book value per share at September 30, 2017	$3.78
Increase in net tangible book value per share attributable to new investors in this offering	$4.09
As-adjusted net tangible book value per share as of September 30, 2017, after giving effect to this offering		$7.87
Dilution per share to new investors in this offering		$33.63

              The information above assumes that the underwriters do not exercise their option to purchase additional shares. If the underwriters exercise their option to purchase additional shares in full, the as-adjusted net tangible book value after this offering would be approximately $8.41 per share, representing an increase in net tangible book value of approximately $4.63 per share to existing stockholders and immediate dilution in net tangible book value of approximately $33.09 per share to new investors purchasing our common stock in this offering at the public offering price.

              The table and discussion above are based on 22,716,277 shares of our common stock outstanding as of September 30, 2017, and excludes, as of that date, the following:

  •
  5,555,264 shares issuable upon the exercise of outstanding stock options at a weighted average exercise price of $11.32 per share;

  •
  371,550 shares issuable upon the vesting of restricted stock units; and

  •
  2,848,399 additional shares reserved for future issuance under our equity incentive plans, including our employee stock purchase plan.

              To the extent that any of the outstanding options are exercised, there will be further dilution to new investors. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity securities, the issuance of these securities could result in further dilution to our stockholders.

 MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

              The following summary describes the material U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock acquired in this offering by Non-U.S. Holders (as defined below). This discussion is not a complete analysis of all potential U.S. federal income tax consequences relating thereto, and does not deal with foreign, state and local consequences that may be relevant to Non-U.S. Holders in light of their particular circumstances, nor does it address U.S. federal tax consequences (such as gift and estate taxes) other than income taxes. Special rules different from those described below may apply to certain Non-U.S. Holders that are subject to special treatment under the Internal Revenue Code of 1986, as amended (or the Code), such as financial institutions, insurance companies, tax-exempt organizations, broker-dealers and traders in securities, U.S. expatriates, "controlled foreign corporations," "passive foreign investment companies," corporations that accumulate earnings to avoid U.S. federal income tax, corporations organized outside of the United States, any state thereof or the District of Columbia that are nonetheless treated as United States income taxpayers for United States federal tax purposes, persons that hold our common stock as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or integrated investment or other risk reduction strategy, persons who acquire our common stock through the exercise of an option or otherwise as compensation, persons subject to the alternative minimum tax or federal Medicare contribution tax on net investment income, partnerships and other pass-through entities or arrangements, and investors in such pass-through entities or arrangements. Such Non-U.S. Holders are urged to consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them. Furthermore, the discussion below is based upon the provisions of the Code, and Treasury regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. We have not requested a ruling from the U.S. Internal Revenue Service, or IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. This discussion assumes that the Non-U.S. Holder holds our common stock as a "capital asset" within the meaning of Section 1221 of the Code (generally, property held for investment).

              Persons considering the purchase of our common stock pursuant to this offering should consult their own tax advisors concerning the U.S. federal income, estate and other tax consequences of acquiring, owning and disposing of our common stock in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction, including any state, local or foreign tax consequences.

              For the purposes of this discussion, a "Non-U.S. Holder" is, for U.S. federal income tax purposes, a beneficial owner of common stock that is neither a U.S. Holder, nor a partnership (or other entity treated as a partnership for U.S. federal income tax purposes regardless of its place of organization or formation). A "U.S. Holder" means a beneficial owner of our common stock that is for U.S. federal income tax purposes any of the following:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation or other entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or

    (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Distributions

              Distributions, if any, made on our common stock to a Non-U.S. Holder to the extent made out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) generally will constitute dividends for U.S. tax purposes and will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, subject to the discussion below regarding foreign accounts. To obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder generally will be required to provide us with a properly executed IRS Form W-8BEN (in the case of individuals) or IRS Form W-8BEN-E (in the case of entities), or other appropriate form, including a U.S. taxpayer identification number, or in certain circumstances, a foreign tax identifying number, and certifying the Non-U.S. Holder's entitlement to benefits under that treaty. This certification must be provided to us or our paying agent prior to the payment of dividends and must be updated periodically. In the case of a Non-U.S. Holder that is an entity, Treasury Regulations and the relevant tax treaty provide rules to determine whether, for purposes of determining the applicability of a tax treaty, dividends will be treated as paid to the entity or to those holding an interest in that entity. If a Non-U.S. Holder holds stock through a financial institution or other agent acting on the holder's behalf, the holder will be required to provide appropriate documentation to such agent. The holder's agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. If you are eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty and you do not timely file the required certification, you may be able to obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS.

              We generally are not required to withhold tax on dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment that such holder maintains in the United States) if a properly executed IRS Form W-8ECI, stating that the dividends are so connected, is furnished to us (or, if stock is held through a financial institution or other agent, to such agent). In general, such effectively connected dividends will be subject to U.S. federal income tax, on a net income basis at the regular graduated rates applicable to U.S. residents. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional "branch profits tax," which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) on the corporate Non-U.S. Holder's effectively connected earnings and profits, subject to certain adjustments. Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

              To the extent distributions on our common stock, if any, exceed our current and accumulated earnings and profits, they will first reduce the Non-U.S. Holder's adjusted basis in our common stock, but not below zero, and then will be treated as gain to the extent of any excess, and taxed in the same manner as gain realized from a sale or other disposition of common stock as described in the next section.

Gain on Disposition of Our Common Stock

              Subject to the discussion below regarding backup withholding and foreign accounts, a Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain realized on a sale or other disposition of our common stock unless (a) the gain is effectively connected with a trade or business of such holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that such holder maintains in the United States), (b) the

Non-U.S. Holder is a nonresident alien individual and is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met or (c) we are or have been a "United States real property holding corporation" within the meaning of Code Section 897(c)(2) at any time within the shorter of the five-year period preceding such disposition or such holder's holding period. In general, we would be a U.S. real property holding corporation if interests in U.S. real estate comprise (by fair market value) at least half of our business assets. We believe that we have not been and we are not, and do not anticipate becoming, a U.S. real property holding corporation. Even if we are treated as a U.S. real property holding corporation, gain realized by a Non-U.S. Holder on a disposition of our common stock will not be subject to U.S. federal income tax so long as (1) the Non-U.S. Holder owned, directly, indirectly and constructively, no more than five percent of our common stock at all times within the shorter of (i) the five-year period preceding the disposition or (ii) the holder's holding period and (2) our common stock is regularly traded on an established securities market. There can be no assurance that our common stock will continue to qualify as regularly traded on an established securities market. If any gain on your disposition is taxable because we are a United States real property holding corporation and your ownership of our common stock exceeds 5%, you will be taxed on such disposition generally in the manner applicable to U.S. persons.

              If you are a Non-U.S. Holder described in (a) above, you will be required to pay tax on the net gain derived from the sale at regular graduated U.S. federal income tax rates, and corporate Non-U.S. Holders described in (a) above may be subject to the additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Gain described in (b) above will be subject to U.S. federal income tax at a flat 30% rate or such lower rate as may be specified by an applicable income tax treaty, which gain may be offset by certain U.S.-source capital losses (even though you are not considered a resident of the U.S.), provided that the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

Information Reporting Requirements and Backup Withholding

              Generally, we must report information to the IRS with respect to any dividends we pay on our common stock (even if the payments are exempt from withholding), including the amount of any such dividends, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder to whom any such dividends are paid. Pursuant to tax treaties or certain other agreements, the IRS may make its reports available to tax authorities in the recipient's country of residence.

              Dividends paid by us (or our paying agents) to a Non-U.S. Holder may also be subject to U.S. backup withholding. U.S. backup withholding generally will not apply to a Non-U.S. Holder who provides a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E, or IRS Form W-ECI, or otherwise establishes an exemption. Notwithstanding the foregoing, backup withholding may apply if the payor has actual knowledge, or reason to know, that the holder is a U.S. person who is not an exempt recipient.

              U.S. information reporting and backup withholding requirements generally will apply to the proceeds of a disposition of our common stock effected by or through a U.S. office of any broker, U.S. or foreign, except that information reporting and such requirements may be avoided if the holder provides a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E or otherwise meets documentary evidence requirements for establishing non-U.S. person status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding requirements will not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected outside the U.S. through a non-U.S. office of a non-U.S. broker. Information reporting and backup withholding requirements may, however, apply to a payment of disposition proceeds if the broker has actual knowledge, or reason to know, that the holder is, in fact, a U.S. person. For information reporting purposes, certain brokers with substantial U.S. ownership or operations will generally be treated in a manner similar to U.S. brokers.

              Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be credited against the tax liability of persons subject to backup withholding, provided that the required information is timely furnished to the IRS.

Foreign Accounts

              Sections 1471 through 1474 of the Code (commonly referred to as FATCA) impose a U.S. federal withholding tax of 30% on certain payments, including dividends paid on and the gross proceeds of a disposition of our common stock paid to a foreign financial institution (as specifically defined by applicable rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). FATCA also generally imposes a federal withholding tax of 30% on certain payments, including dividends paid on and the gross proceeds of a disposition of our common stock to a non-financial foreign entity unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding substantial direct and indirect U.S. owners of the entity. An intergovernmental agreement between the United States and an applicable foreign country may modify those requirements. The withholding tax described above will not apply if the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from the rules. Holders are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in our common stock.

              The withholding provisions described above currently apply to payments of dividends, and will apply to payments of gross proceeds from a sale or other disposition of common stock on or after January 1, 2019.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY RECENT CHANGE IN APPLICABLE LAW.

UNDERWRITING

              We and the underwriters for the offering named below have entered into an underwriting agreement with respect to the common stock being offered. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase from us the number of shares of our common stock set forth opposite its name below. Merrill Lynch, Pierce, Fenner & Smith Incorporated, Leerink Partners LLC, and Evercore Group L.L.C. are the representatives (the "Representatives") of the underwriters.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated	1,170,000
Leerink Partners LLC	960,000
Evercore Group L.L.C.	870,000

Total	3,000,000

              The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased, other than those shares covered by the option to purchase additional shares described below. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

              We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments the underwriters may be required to make in respect thereof.

              The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Discounts and Commissions.

              The following table shows the public offering price, underwriting discount and proceeds, before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

              We estimate that the total expenses of the offering, excluding underwriting discount, will be approximately $500,000 and are payable by us.

              We have agreed to reimburse the underwriters for costs relating to clearance of this offering with the Financial Industry Regulatory Authority, Inc., up to $25,000.

		Total
	Per Share	Without Option Exercise	With Option Exercise
Public offering price	$41.50	$124,500,000	$143,175,000
Underwriting discount	$2.49	$7,470,000	$8,590,500
Proceeds, before expenses, to Adamas	$39.01	$117,030,000	$134,584,500

              The underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus supplement. The underwriters may offer the shares of common stock to securities dealers at the public offering price less a concession not in excess of $1.494 per share. If all of the shares are not sold at the public offering price, the underwriters may change the offering price and other selling terms.

Option to Purchase Additional Shares.

              We have granted to the underwriters an option to purchase up to 450,000 additional shares of common stock at the public offering price, less the underwriting discount. This option is exercisable for a period of 30 days. To the extent that the underwriters exercise this option, the underwriters will purchase additional shares from us in approximately the same proportion as shown in the table above.

Discretionary Accounts.

              The underwriters do not intend to confirm sales of the shares to any accounts over which they have discretionary authority.

Market Information.

              The shares are listed on the Nasdaq Global Market under the symbol "ADMS."

Price Stabilization, Short Positions.

              Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the Representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

              In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. "Naked" short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

              Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the Nasdaq Global Market, in the over-the-counter market or otherwise.

              Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the Representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Passive Market Making.

              In connection with this offering, underwriters and selling group members may engage in passive market making transactions in the common stock on the Nasdaq Global Market in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker's bid, that bid must then be lowered when specified purchase limits are exceeded. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

Lock-Up Agreements.

              Pursuant to certain "lock-up" agreements, we, our executive officers and our directors, in their individual capacity, have agreed, subject to certain exceptions, not to offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of or announce the intention to otherwise dispose of, or enter into any swap, hedge or similar agreement or arrangement that transfers, in whole or in part, the economic consequence of ownership of, directly or indirectly, or make any demand or request or exercise any right with respect to the registration of, or file with the SEC a registration statement under the Securities Act relating to, any common stock or securities convertible into or exchangeable or exercisable for any common stock without the prior written consent of the Representatives for a period of 90 days after the date of the pricing of the offering.

              This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. The exceptions permit us, among other things and subject to restrictions, to: (a) issue common stock in connection with the offering, (b) issue common stock or options pursuant to employee benefit plans, (c) issue common stock upon exercise of outstanding options or warrants, (d) issue securities in connection with acquisitions or similar transactions, provided that such issuances shall not be greater than 5% of our total outstanding shares immediately following the initial closing, or (e) file registration statements on Form S-8. The exceptions permit parties to the "lock-up" agreements, among other things and subject to restrictions, to: (a) make certain gifts, (b) if the party is a corporation, partnership, limited liability company or other business entity, make transfers to any shareholders, partners, members of, or owners of similar equity interests in, the party, or to an affiliate of the party, if such transfer is not for value, (c) if the party is a corporation, partnership, limited liability company or other business entity, make transfers in connection with the sale or transfer of all of the party's capital stock, partnership interests, membership interests or other similar equity interests, as the case may be, or all or substantially all of the party's assets, in any such case not undertaken for the purpose of avoiding the restrictions imposed by the "lock-up" agreement, (d) exercise or net exercise stock options or transfer to Adamas or have Adamas withhold shares solely to cover withholding taxes, (e) permit the sale by certain of our executives of shares solely to cover withholding taxes upon vesting of restricted stock units to acquire an aggregate of 21,014 shares, and (e) enter into a 10b5-1 trading plan, provided that such plan does not permit the sale of any common stock during the 90-day lock-up period and no public announcement or filing is made regarding such plan during the 90-day lock-up period. In addition, the lock-up provision will not restrict broker-dealers from engaging in market making and similar activities conducted in the ordinary course of their business.

Selling Restrictions

Notice to Prospective Investors in Canada

              The common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

              Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

              Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area

              In relation to each member state of the European Economic Area, no offer of shares of common stock which are the subject of the offering has been, or will be made to the public in that Member State, other than under the following exemptions under the Prospectus Directive:

  (a)
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  (b)
  to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the Representatives for any such offer; or

  (c)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares of common stock referred to in (a) to (c) above shall result in a requirement for the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

              Each person located in a Member State to whom any offer of shares of common stock is made or who receives any communication in respect of an offer of shares of common stock, or who initially acquires any shares of common stock will be deemed to have represented, warranted, acknowledged and agreed to and with each underwriter and the Company that (1) it is a "qualified investor" within the meaning of the law in that Member State implementing Article 2(1)(e) of the Prospectus Directive; and (2) in the case of any shares of common stock acquired by it as a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, the common stock acquired by it in the offer has not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the underwriters has been given to the offer or resale; or where ordinary shares have been acquired by it on behalf of persons in any Member State other than qualified investors, the offer of those shares of common stock to it is not treated under the Prospectus Directive as having been made to such persons.

              The Company, the underwriters and their respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgments and agreements.

              This prospectus supplement has been prepared on the basis that any offer of common stock in any Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares of common stock. Accordingly any person making or intending to make an offer in that Member State of shares of common stock which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of shares of common stock in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

              For the purposes of this provision, the expression an "offer of shares of common stock to the public" in relation to any shares of common stock in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the common stock to be offered so as to enable an investor to decide to purchase or subscribe the common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (as amended) and includes any relevant implementing measure in each Member State.

Notice to Prospective Investors in the United Kingdom

              In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are "qualified investors" (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order") and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

              The common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange ("SIX") or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the common stock or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

              Neither this document nor any other offering or marketing material relating to the offering, the Company, the common stock have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA), and the offer of common stock has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes ("CISA"). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

              This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority ("DFSA"). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

              No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission ("ASIC"), in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the "Corporations Act"), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

              Any offer in Australia of the common stock may only be made to persons (the "Exempt Investors") who are "sophisticated investors" (within the meaning of section 708(8) of the Corporations Act), "professional investors" (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the common stock without disclosure to investors under Chapter 6D of the Corporations Act.

              The common stock applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring common stock must observe such Australian on-sale restrictions.

              This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

              The common stock has not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the common stock has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

              The common stock has not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, "Japanese Person" shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

              This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of common stock may not be circulated or distributed, nor may the common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

              Where the common stock is subscribed or purchased under Section 275 of the SFA by a relevant person which is:

  (a)
  a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  (b)
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the common stock pursuant to an offer made under Section 275 of the SFA except:

  (c)
  to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

  (d)
  where no consideration is or will be given for the transfer;

  (e)
  where the transfer is by operation of law;

  (f)
  as specified in Section 276(7) of the SFA; or

as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

              We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on our behalf, other than offers made by the underwriters and their respective affiliates, with a view to the final placement of the securities as contemplated in this document. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of shares on our behalf or on behalf of the underwriters.

Electronic Offer, Sale and Distribution of Shares.

              A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The Representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Other Relationships.

              Certain of the underwriters and their affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services for us and our affiliates for which they have received, and may in the future receive, customary fees.

              In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments.

 VALIDITY OF COMMON STOCK

              Cooley LLP will pass upon the validity of the common stock offered hereby. As of the date of this prospectus supplement, an individual attorney at Cooley LLP beneficially owned 3,000 shares of our common stock. Davis Polk & Wardwell LLP, Menlo Park, California, will pass upon the validity of the common stock offered hereby for the underwriters.

EXPERTS

              The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2016, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

              The SEC allows us to "incorporate by reference" information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus. Information in this prospectus supplement supersedes information in the accompanying prospectus or incorporated by reference that we filed with the SEC prior to the date of this prospectus supplement, while information that we file later with the SEC will automatically update and supersede the information in this prospectus supplement and the accompanying prospectus. We incorporate by reference into this prospectus supplement, the accompanying prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (Commission File No. 333-214409):

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which was filed on February 28, 2017;

  •
  the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, from our definitive proxy statement on Schedule 14A which was filed on April 18, 2017;

  •
  our Quarterly Reports on Form 10-Q which were filed on May 9, 2017, August 8, 2017, and November 2, 2017;

  •
  our Current Reports on Form 8-K filed on February 27, 2017, April 5, 2017, April 27, 2017, May 11, 2017, June 1, 2017, June 28, 2017, September 21, 2017, October 6, 2017, October 12, 2017, January 19, 2018, and January 22, 2018; and

  •
  the description of our common stock in our registration statement on Form 8-A12B filed with the SEC on April 7, 2014, including any amendments thereto or reports filed for the purposes of updating this description.

              We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus supplement and the accompanying prospectus, and such future filings will become a part of this prospectus supplement and the accompanying prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus supplement and the accompanying prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

              You can request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

Adamas Pharmaceuticals, Inc.
1900 Powell Street, Suite 750
Emeryville, CA 94608
(510) 450-3500
Attn: Corporate Secretary

PROSPECTUS

$200,000,000

Common Stock

        From time to time, we may offer and sell up to an aggregate amount of $200,000,000 of Common Stock.

        In addition, designated stockholders to be named in a prospectus supplement may also offer and sell, from time to time, up to 1,600,000 shares of our common stock. To the extent that any designated stockholder sells any securities, the designated stockholder may be required to provide you with this prospectus and a prospectus supplement identifying and containing specific information about the designated stockholder and the terms of the securities being offered. We will not receive any proceeds from the sale of our common stock by designated stockholders.

        We will provide the specific terms of these offerings in one or more supplements to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as any documents incorporated by reference, before buying any of the shares of common stock being offered.

        Our common stock is listed on the NASDAQ Global Market under the trading symbol "ADMS." On November 2, 2016, the last reported sale price of our common stock was $13.56 per share. The applicable prospectus supplement will contain information, where applicable, as to other listings, if any, on the NASDAQ Global Market or other securities exchange of the shares of common stock covered by the applicable prospectus supplement.

        Investing in shares of our common stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading "Risk Factors" on page 6 of this prospectus and any similar section contained in the applicable prospectus supplement and in any free writing prospectuses we have authorized for use in connection with a specific offering, and under similar headings in the documents that are incorporated by reference into this prospectus.

        This prospectus may not be used to consummate a sale of shares of our common stock unless accompanied by a prospectus supplement.

        The shares of our common stock may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers, on a continuous or delayed basis. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution" in this prospectus. If any agents or underwriters are involved in the sale of any shares of our common stock with respect to which this prospectus is being delivered, the names of such agents or underwriters and any applicable fees, commissions, discounts and over-allotment options will be set forth in a prospectus supplement. The price to the public of such shares of our common stock and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 21, 2016.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, using a "shelf" registration process. Under this shelf registration statement, we may, from time to time, offer and sell in one or more offerings, up to a total dollar amount of $200,000,000 of shares of our common stock as described in this prospectus. In addition, under this shelf process, the designated stockholders to be named in a supplement to this prospectus may, from time to time, offer or sell up to 1,600,000 shares of our common stock.

        Each time we and/or the designated stockholders offer shares of our common stock under this prospectus, we will provide a prospectus supplement that will contain more specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change any of the information contained in this prospectus or in the documents that we have incorporated by reference into this prospectus. We urge you to read carefully this prospectus, any applicable prospectus supplement and any free writing prospectuses we have authorized for use in connection with a specific offering, together with the information incorporated herein by reference as described under the heading "Incorporation of Certain Information by Reference," before buying any of the shares of our common stock being offered.

        This prospectus may not be used to consummate a sale of shares of our common stock unless it is accompanied by a prospectus supplement.

        You should rely only on the information contained in, or incorporated by reference into, this prospectus and any applicable prospectus supplement, along with the information contained in any free writing prospectuses we have authorized for use in connection with a specific offering. Neither we nor the designated stockholders have authorized anyone to provide you with any information other than that contained or incorporated by reference in this prospectus and any applicable prospectus supplement, along with the information contained in any free writing prospectuses we have authorized for use in connection with a specific offering. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus, the accompanying

i.

prospectus supplement or in any related free writing prospectus that we may authorize to be provided to you. We and the designated stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares of our common stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.

        The information appearing in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the document and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since those dates.

        This prospectus contains and incorporates by reference market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. Although we are not aware of any misstatements regarding the market and industry data presented in this prospectus and the documents incorporated herein by reference, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading "Risk Factors" contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

        This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section entitled "Where You Can Find Additional Information."

ii.

PROSPECTUS SUMMARY

        This summary highlights selected information contained elsewhere in this prospectus or incorporated by reference in this prospectus, and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus, the applicable prospectus supplement and any related free writing prospectus, including the risks of investing in our shares of our common stock discussed under the heading "Risk Factors" contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the other information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part.

 Adamas Pharmaceuticals, Inc.

Overview

        We are a pharmaceutical company that is developing new medicines to improve the daily lives of those affected by chronic neurologic disorders. Approximately 36 million people in the United States suffer from chronic neurologic disorders, including Alzheimer's disease, Parkinson's disease (PD), multiple sclerosis, and epilepsy. We have pioneered a platform based on an understanding of time dependent biologic effects of disease activity and drug response to achieve symptomatic relief without additional tolerability issues. We have developed a portfolio of chrono-synchronous therapies to potentially address chronic neurologic disorders. Our first proprietary product candidate is ADS-5102, a chrono-synchronous amantadine therapy, for the treatment of levodopa-induced dyskinesia (LID) in patients with PD. We submitted a New Drug Application (NDA) with the U.S. Food and Drug Administration (FDA) for ADS-5102 in October 2016. The FDA has designated that LID in patients with PD is an orphan disease. There are currently no approved drugs in the United States or Europe for the treatment of LID in PD.

        The ADS-5102 LID NDA is supported by efficacy and safety data compiled from our comprehensive registration program, which was designed to evaluate ADS-5102 for the treatment of LID in patients with PD. The Phase 3 clinical program included three placebo-controlled trials: EASED, EASE LID and EASE LID 3. The three trials enrolled a total of 286 patients, of whom 121 patients received a 340 mg dose of ADS-5102 once daily at bedtime. Both Phase 3 trials met their primary and key secondary endpoints. In addition, the NDA is supported by data from an open-label safety study known as EASE LID 2 for patients from EASED, EASE LID and EASE LID 3 as well as LID patients who have undergone deep brain stimulation. The EASE LID 2 trial is ongoing and patients are being followed for up to two years.

        We are also exploring the utility of ADS-5102 for the treatment of walking impairment in patients with multiple sclerosis. We have completed a positive Phase 2 proof-of-concept study in these patients. The Phase 2 study evaluated ADS-5102 dosed at 340 mg once daily at bedtime and enrolled MS patients with impaired walking speed. A key walking assessment was the timed 25-foot walk (T25FW) test, a well-established outcome measure that has been used as a basis for product approval in the United States and Europe. Key secondary outcome measures included assessments of walking performance. Other outcome measures included assessments of other MS-related symptoms. We plan to pursue a pivotal registration program for this indication.

        The second product candidate is ADS-4101, an extended-release version of an FDA-approved single-agent compound for the treatment of epilepsy (partial onset seizures). We anticipate initiating a Phase 1 clinical study of ADS-4101 for partial onset seizures in patients with epilepsy in 2016.

        Additionally, through our license to Forest Laboratories Holdings Limited ("Forest Laboratories" or "Forest"), an indirect wholly-owned subsidiary of Allergan plc, our portfolio includes two medicines

1.

commercially available in the United States for indications relating to Alzheimer's disease: Namzaric® (memantine hydrochloride extended-release and donepezil hydrochloride) capsules and Namenda XR® (memantine hydrochloride) extended-release capsules. Adamas is eligible to receive royalties on sales of Namenda XR® and Namzaric®beginning in June of 2018 and May of 2020, respectively.

        Our business strategy is to continue to discover, develop and commercialize new treatment solutions for patients independently or in collaboration with partners.

Risks Associated with our Business

        Our business is subject to numerous risks. You should read these risks before you invest in our common stock. In particular, our risks include, but are not limited to, the following:

  •
  Our success depends heavily on the timely approval and successful commercialization of our product candidates, including ADS-5102, and if we are unable to successfully commercialize our product candidates or if we experience significant delays in doing so, our business will be materially harmed;

  •
  If ADS-5102 for the treatment of LID fails to receive approval by regulatory authorities, our business will be adversely impacted and substantially harmed;

  •
  Although we have completed clinical trials of ADS-5102 for the treatment of LID, a clinical trial with ADS-5102 is ongoing for LID and other indications and could result in clinical findings not consistent with previously reported positive clinical results, which could lead us to experience failure to receive regulatory approval and have a material and adverse impact on our business;

  •
  We will face risks in the development of our other product candidates similar to those we face with ADS-5102;

  •
  Our product candidates, including ADS-5102, have not been manufactured in a commercially validated process, nor at a scale that may be required to meet future market demand, and there are risks associated with developing and validating manufacturing and packaging processes and scaling up on a timely basis;

  •
  Our product candidates, including ADS-5102, are complex to manufacture, and manufacturing disruptions may occur that could delay the launch or commercialization of our product candidates;

  •
  Our product candidates, including ADS-5102, may fail to achieve the degree of market acceptance by physicians, patients, healthcare payers, and others in the medical community necessary for commercial success, negatively impacting our business;

  •
  We currently have only limited commercial capabilities and no sales or distribution personnel, and if we are unable to develop or obtain through outsourcing, sales, marketing, and distribution capabilities, we will not be successful in commercializing ADS-5102 or other future product candidates;

  •
  Failure to successfully obtain coverage and reimbursement of our products in the United States will substantially harm our business; and

  •
  We face substantial competition, which may result in others discovering, developing, or commercializing products before or more successfully than we do.

Corporate Information

        We were incorporated in Delaware in November 2000 under the name NeuroMolecular, Inc. In December 2004, we changed our name to NeuroMolecular Pharmaceuticals, Inc., and in July 2007 we

2.

changed our name to Adamas Pharmaceuticals, Inc. Our principal executive offices are located at 1900 Powell Street, Suite 750, Emeryville, California 94608, and our telephone number is (510) 450-3500. Our website address is www.adamaspharma.com. The information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our common stock.

        As used in this prospectus, "Adamas Pharmaceuticals,", "Adamas" "we," "us," and "our" refer to Adamas Pharmaceuticals, Inc. and its subsidiaries taken as a whole. The word trademark "Adamas" is registered on the Principal Register of the United States Patent and Trademark Office. This prospectus also contains trademarks and trade names of other companies, and those trademarks and trade names are the property of their respective owners. We do not intend our use or display of other companies' trademarks or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies or products.

We are an "Emerging Growth Company"

        As a company with less than $1 billion in revenue during our last fiscal year, we qualify as an "emerging growth company" as defined in the Jumpstart Our Business Startups Act, or JOBS Act, enacted in April 2012. An emerging growth company may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

  •
  being permitted to present only two years of audited financial statements and only two years of related Management's Discussion and Analysis of Financial Condition and Results of Operations incorporated by reference in this prospectus;

  •
  not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended;

  •
  reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

  •
  exemptions from the requirement to hold a nonbinding advisory vote on executive compensation and to obtain stockholder approval of any golden parachute payments not previously approved.

        We may use these provisions until the last day of our fiscal year following the fifth anniversary of the closing of our initial public offering, or December 31, 2019. However, if certain events occur prior to the end of such five-year period, including if we become a "large accelerated filer," our annual gross revenue exceeds $1 billion or we issue more than $1 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period.

        We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

        The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. We have irrevocably elected not to avail ourselves of this exemption and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

3.

The Shares of Common Stock We May Offer

        We may offer shares of our common stock up to a total dollar amount of $200,000,000, from time to time under this prospectus, together with the applicable prospectus supplement and any related free writing prospectus, at prices and on terms to be determined by market conditions at the time of any offering. In addition, the designated stockholders to be named in a supplement to this prospectus may offer or sell, from time to time, up to 1,600,000 shares of our common stock. Each time we or the designated stockholders offer shares of our common stock under this prospectus, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the offering.

        The applicable prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change any of the information contained in this prospectus or in the documents we have incorporated by reference. However, no prospectus supplement or free writing prospectus will offer any security other than shares of our common stock.

        THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE A SALE OF SHARES OF OUR COMMON STOCK UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

        We or the designated stockholders may sell the shares of our common stock directly to investors or to or through agents, underwriters or dealers. We and the designated stockholders, and our or their agents or underwriters, reserve the right to accept or reject all or part of any proposed purchase of shares of our common stock. If we or the designated stockholders do offer shares of our common stock to or through agents or underwriters, we will include in the applicable prospectus supplement:

  •
  the names of those agents or underwriters;

  •
  applicable fees, discounts and commissions to be paid to them;

  •
  details regarding over-allotment options, if any; and

  •
  the net proceeds to us.

        We may issue shares of our common stock from time to time. The designated stockholders may offer shares of our common stock to the extent such shares were issued and outstanding prior to the original date of filing of the registration statement to which this prospectus relates. The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of legally available funds. Upon our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to our common stock. We urge you to read the applicable prospectus supplement (and any related free writing prospectus that we may authorize to be provided to you) related to any common stock being offered.

Use of Proceeds

        Except as described in any applicable prospectus supplement or in any free writing prospectuses we have authorized for use in connection with a specific offering, we currently intend to use the net proceeds from the sale of the shares of our common stock offered by us hereunder, if any, for working capital, capital expenditures and other general corporate purposes. We will not receive any proceeds from the sale of shares of our common stock by any designated stockholder. See "Use of Proceeds" in this prospectus.

4.

NASDAQ Global Market Listing

        Our common stock is listed on the NASDAQ Global Market under the symbol "ADMS." The applicable prospectus supplement will contain information, where applicable, as to other listings, if any, on the NASDAQ Global Market or other securities exchange of the shares of our common stock covered by the applicable prospectus supplement.

5.

RISK FACTORS

        Investing in shares of our common stock involves a high degree of risk. Before deciding whether to invest in shares of our common stock, you should consider carefully the risks and uncertainties described under the heading "Risk Factors" contained in the applicable prospectus supplement and any related free writing prospectus, and discussed under the section entitled "Risk Factors" contained in our most recent Annual Report on Form 10-K and in our most recent Quarterly Report on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC, which are incorporated by reference into this prospectus in their entirety, together with other information in this prospectus, the documents incorporated by reference and any free writing prospectus that we may authorize for use in connection with this offering. The risks described in these documents are not the only ones we face, but those that we consider to be material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment. Please also read carefully the section below entitled "Special Note Regarding Forward-Looking Statements."

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents we have filed with the SEC that are incorporated by reference contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. These statements relate to future events or to our future operating or financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements may include, but are not limited to, statements about:

  •
  our expectations with respect to the clinical development of our product candidates, our clinical trials and the regulatory approval process;

  •
  statements regarding the steps, timing and costs of our development programs;

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  any projections of earnings, revenue, sufficiency of cash resources or other financial items;

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  the plans and objectives of management for future operations;

  •
  the availability of additional financing and access to capital;

  •
  the formation of a trading market for our common stock;

  •
  discussions and approvals of regulatory agencies; and

  •
  the period of time for which we will be able to fund our operations.

        In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "could," "would," "expects," "plans," "anticipates," "believes," "estimates," "projects," "predicts," "potential" and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss in greater detail many of these risks under the heading "Risk Factors" contained in the applicable prospectus supplement, in any free writing prospectuses we may authorize for use in connection with a specific offering, and in our most recent annual report on

6.

Form 10-K and in our most recent quarterly report on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC, which are incorporated by reference into this prospectus in their entirety. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement. Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. You should read this prospectus, any applicable prospectus supplement, together with the documents we have filed with the SEC that are incorporated by reference and any free writing prospectus that we may authorize for use in connection with this offering completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

USE OF PROCEEDS

        Except as described in any applicable prospectus supplement or in any free writing prospectuses we have authorized for use in connection with a specific offering, we currently intend to use the net proceeds from the sale of the shares of our common stock offered by us hereunder, if any, for working capital, capital expenditures and other general corporate purposes, which may include costs of funding future acquisitions or for any other purpose we describe in the applicable prospectus supplement.

        We will not receive any proceeds from the sale of shares of our common stock by any designated stockholder.

DESCRIPTION OF CAPITAL STOCK

        Our authorized capital stock consists of 100,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share. A description of material terms and provisions of our certificate of incorporation and bylaws affecting the rights of holders of our capital stock is set forth below. The description is intended as a summary, and is qualified in its entirety by reference to our certificate of incorporation and the bylaws.

Common stock

        Voting Rights.    Each holder of our common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders, except as otherwise expressly provided in our certificate of incorporation or required by applicable law. Our certificate of incorporation does not provide for cumulative voting for the election of directors, which means that the holders of a majority of the then-outstanding shares of our common stock can elect all of the directors then standing for election.

        Dividends.    Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends, if any, out of funds legally available at the times and in the amounts that our board of directors may determine.

        Liquidation.    Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time after payment of liquidation preferences, on any outstanding shares of preferred stock and payment of other claims of creditors.

        Rights and Preferences.    The rights, preferences, and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock that we may designate and issue in the future.

7.

        Fully Paid and Nonassessable.    All outstanding shares of our common stock are fully paid and nonassessable.

Preferred stock

        Our board of directors is authorized, subject to limitations prescribed by Delaware law, without further action by our stockholders, to fix the rights, preferences, privileges and restrictions of up to an aggregate of 5,000,000 shares of preferred stock in one or more series and authorize their issuance. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of our common stock. The issuance of our preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control or other corporate action.

Anti-takeover effects of provisions of our certificate of incorporation and bylaws and Delaware law

  Certificate of incorporation and bylaws

        Our certificate of incorporation provides for our board of directors to be divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the voting power of our shares of common stock outstanding will be able to elect all of our directors. The directors may be removed by the stockholders only for cause and upon the vote of holders of a majority of the shares then entitled to vote at an election of directors. Furthermore, the authorized number of directors may be changed only by resolution of our board of directors, and vacancies and newly created directorships on our board of directors may, except as otherwise required by law or determined by our board, only be filled by a majority vote of the directors then serving on the board, even though less than a quorum.

        Our certificate of incorporation and bylaws also provide that all stockholder actions must be effected at a duly called meeting of stockholders and not by a consent in writing. A special meeting of stockholders may be called only by a majority of our whole board of directors, the chair of our board of directors, or our chief executive officer. Our bylaws also provide that stockholders seeking to present proposals before a meeting of stockholders to nominate candidates for election as directors at a meeting of stockholders must provide timely advance notice in writing, and specify requirements as to the form and content of a stockholder's notice.

        Our certificate of incorporation further provides that the affirmative vote of holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of voting stock, voting as a single class, are required to amend certain provisions of our certificate of incorporation, including provisions relating to the structure of our board of directors, the size of the board, removal of directors, special meetings of stockholders, actions by written consent and cumulative voting. The affirmative vote of holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of voting stock, voting as a single class, are required to amend or repeal our bylaws, although our bylaws may be amended by a simple majority vote of our board of directors.

        The foregoing provisions make it more difficult for our stockholders to replace our board of directors as well as for another party to obtain control of the company by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for our stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our

8.

board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change the control of the company.

        These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies. These provisions are also designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of deterring hostile takeovers or delaying changes in control of the company or our management. As a consequence, these provisions also may inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts.

  Section 203 of the Delaware General Corporation Law

        We are subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in a business combination with any interested stockholder for a period of three years following the date the person became an interested stockholder, with the following exceptions:

  •
  before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder;

  •
  upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (a) by persons who are directors and also officers and (b) pursuant to employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; and

  •
  on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

        In general, Section 203 of the DGCL defines business combination to include the following:

  •
  any merger or consolidation involving the corporation and the interested stockholder;

  •
  any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

  •
  subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

  •
  any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; and

  •
  the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

        Section 203 of the DGCL defines an "interested stockholder" as an entity or person who, together with the entity's or person's affiliates and associates, beneficially owns, or is an affiliate of the corporation and within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation. A Delaware corporation may "opt out" of these provisions with an express provision in its certificate of incorporation. We have not

9.

opted out of these provisions, which may as a result, discourage or prevent mergers or other takeover or change of control attempts of us.

Transfer Agent and Registrar

        Our transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

Listing on the NASDAQ Global Market

        Our common stock is listed on the NASDAQ Global Market the symbol "ADMS".

Registration Rights

        We are party to an investor rights agreement that provides that certain holders of common stock (all of whom received the common stock upon conversion of preferred stock) have certain registration rights. This investor rights agreement was entered into in June 2011 and has been amended and/or restated from time to time in connection with our preferred stock financings. The registration of shares of our common stock pursuant to the exercise of registration rights described below would enable the holders who have these rights to sell these shares without restriction under the Securities Act when the applicable registration statement is declared effective. We will pay the registration expenses, other than underwriting discounts and commissions, of the shares registered pursuant to the demand, piggyback and Form S-3 registrations described below.

        Generally, in an underwritten offering, the managing underwriter, if any, has the right, subject to specified conditions and limitations, to limit the number of shares the registration rights holders participating in any offering may include in any particular registration. The demand, piggyback and Form S-3 registration rights described below will expire on the earlier of (i) the date that is five years after the date of our Initial Public Offering or (ii) with respect to each stockholder following the closing of this offering, at such time as (A) such stockholder holds less than 0.5% of the company's common stock on an as-converted, fully diluted basis and (B) such stockholder is entitled to sell all of its shares pursuant to Rule 144 of the Securities Act during any 90-day period.

        Demand registration rights.    Some of the holders of shares of our common stock party to the investor rights agreement are entitled to certain demand registration rights. The holders of not less than 30% of these shares may, on not more than two occasions, request that we file a registration statement having an aggregate offering price to the public of not less than $10,000,000 to register at least 30% of their shares.

        Piggyback registration rights.    In the event that we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders, some of the holders of shares of our common stock party to the investor rights agreement will be entitled to certain "piggyback" registration rights allowing them to include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act other than with respect to a demand registration or a registration statement on Form S-3, S-4 or S-8, the holders of these shares are entitled to notice of the registration and have the right, subject to limitations that the underwriters may impose on the number of shares included in the registration, to include their shares in the registration.

        Form S-3 registration rights.    Some of the holders of shares of our common stock party to the investor rights agreement are entitled to certain Form S-3 registration rights. Such holders may make a request that we register their shares on Form S-3 if we are qualified to file a registration statement on Form S-3. Such request for registration on Form S-3 must cover securities the aggregate offering price of which, after payment of underwriting discounts and commissions, is at least $3,000,000.

10.

 DESIGNATED STOCKHOLDERS

        This prospectus also relates to the possible sale by certain of our stockholders, whom we refer to in this prospectus as the "designated stockholders," of up to 1,600,000 shares of our common stock that were issued and outstanding prior to the original date of filing of the registration statement of which this prospectus forms a part, including shares that may be owned by affiliates. The designated stockholders are former holders of our preferred stock that originally acquired the shares of our common stock included in this prospectus through several private placements of our convertible preferred stock prior to our initial public offering, all of which shares of preferred stock were converted into shares of our common stock in connection with our initial public offering.

        Information about the designated stockholders, where applicable, including their identities, the amount of shares of common stock owned by each designated stockholder prior to the offering, the number of shares of our common stock to be offered by each designated stockholder and the amount of common stock to be owned by each designated stockholder after completion of the offering, will be set forth in an applicable prospectus supplement, documents incorporated by reference or in a free writing prospectus we file with the SEC. The applicable prospectus supplement will also disclose whether any of the designated stockholders has held any position or office with, has been employed by or otherwise has had a material relationship with us during the three years prior to the date of the prospectus supplement.

        The designated stockholders shall not sell any shares of our common stock pursuant to this prospectus until we have identified such designated stockholders and the shares being offered for resale by such designated stockholders in a subsequent prospectus supplement. However, the designated stockholders may sell or transfer all or a portion of their shares of our common stock pursuant to any available exemption from the registration requirements of the Securities Act.

11.

PLAN OF DISTRIBUTION

        We or the designated stockholders may sell the shares of our common stock from time to time pursuant to underwritten public offerings, direct sales to the public, negotiated transactions, block trades or a combination of these methods. We or the designated stockholders may sell the shares of our common stock to or through underwriters or dealers, through agents, or directly to one or more purchasers. We may distribute the shares from time to time in one or more transactions:

  •
  at a fixed price or prices, which may be changed;

  •
  at market prices prevailing at the time of sale;

  •
  at prices related to such prevailing market prices; or

  •
  at negotiated prices.

        A prospectus supplement or supplements (and any related free writing prospectus that we may authorize to be provided to you) will describe the terms of the offering of the shares of our common stock, including, to the extent applicable:

  •
  the name or names of the underwriters, if any;

  •
  the purchase price of the shares of our common stock or other consideration therefor, and the proceeds, if any, we will receive from the sale;

  •
  any over-allotment options under which underwriters may purchase additional shares of our common stock from us;

  •
  any agency fees or underwriting discounts and other items constituting agents' or underwriters' compensation;

  •
  any public offering price;

  •
  any discounts or concessions allowed or reallowed or paid to dealers; and

  •
  any securities exchange or market on which the shares of our common stock may be listed.

        Only underwriters named in the prospectus supplement will be underwriters of the shares of our common stock offered by the prospectus supplement.

        If underwriters are used in the sale, they will acquire the shares of our common stock for their own account and may resell the shares of our common stock from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the shares of our common stock will be subject to the conditions set forth in the applicable underwriting agreement. We or the designated stockholders may offer the shares of our common stock to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all of the shares of our common stock offered by the prospectus supplement, other than shares of our common stock covered by any over-allotment option. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. We or the designated stockholders may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

        We or the designated stockholders may sell shares of our common stock directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of shares of our common stock and we will describe any commissions we or the designated stockholders will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our or the designated stockholders' agent will act on a best-efforts basis for the period of its appointment.

12.

        We or the designated stockholders may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase shares of our common stock from us or the designated stockholders at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we or the designated stockholders must pay for solicitation of these contracts in the prospectus supplement.

        We or the designated stockholders may provide agents and underwriters with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities. Agents and underwriters may engage in transactions with, or perform services for, us or the designated stockholders in the ordinary course of business.

        Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price. Syndicate-covering or other short-covering transactions involve purchases of the shares of our common stock, either through exercise of the over-allotment option or in the open market after the distribution is completed, to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the shares of our common stock originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions. Those activities may cause the price of the shares of our common stock to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

        Any underwriters or agents that are qualified market makers on the NASDAQ Global Market may engage in passive market making transactions in the common stock on the NASDAQ Global Market accordance with Regulation M under the Exchange Act, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker's bid, however, the passive market maker's bid must then be lowered when certain purchase limits are exceeded. Passive market making may stabilize the market price of the shares of our common stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

13.

 LEGAL MATTERS

        Cooley LLP, San Francisco and Palo Alto, California, will pass upon the validity of the shares of common stock offered hereby unless otherwise indicated in the applicable prospectus supplement. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we name in the applicable prospectus supplement.

EXPERTS

        The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2015, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        This prospectus is part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and does not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (Commission File No. 001-36399):

  •
  our Annual Report on Form 10-K for the year ended December 31, 2015, which was filed on February 23, 2016;

  •
  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, which was filed on May 10, 2016;

  •
  our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, which was filed on August 4, 2016;

  •
  our Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, which was filed on November 3, 2016;

  •
  our Current Reports on Form 8-K filed on January 6, 2016, January 7, 2016, March 24, 2016, June 6, 2016, and September 22, 2016;

14.

  •
  the information specifically incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2015, from our definitive proxy statement relating to our 2016 annual meeting of stockholders, which was filed on April 18, 2016; and

  •
  the description of our common stock in our registration statement on Form 8-A filed with the SEC on April 7, 2014.

        All filings filed by us pursuant to the Exchange Act after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus.

        We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the shares of our common stock made by this prospectus and will become a part of this prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

        You can request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

Adamas Pharmaceuticals, Inc.
1900 Powell Street, Suite 750
Emeryville, CA 94608
(510) 450-3500
Attn: Secretary

15.

3,000,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

BofA Merrill Lynch

Leerink Partners

Evercore ISI